EXHIBIT 5.1

OPINION OF COUNSEL

May 17, 2010

Consumer Portfolio Services, Inc.
19500 Jamboree Road
Irvine, CA  92612

Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") on or about May 17, 2010 in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,085,316 shares of your Common Stock reserved for issuance under the CPS 2006 Long-Term Equity Incentive Plan (the "Shares").  As your counsel in connection with this transaction, I have examined the proceedings taken and I am familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is my opinion that the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Sincerely,

/s/ MARK CREATURA